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Exhibit 6
Statement re computation of per share earnings

	Concordia Bus Nordic	Concordia
	8.5 month period ended January 14, 2000	1.5 month period ended February 29, 2000	Year ended February 28, 2001		Year ended February 28, 2002		Year ended February 28, 2003	Year ended February 29, 2004
Swedish GAAP
Net income (loss) (in millions of SEK)	30	(34)	(225	)(1)	(286	)(1)	(344)	(409)
Number of shares (in millions)	0.16	0.005	0.005		0.005		0.005	0.005

Net income (loss) per share (SEK)	188	(6,730)	(45,035)		(57,171)		(68,780)	(81,721)

	Concordia Bus Nordic	Concordia
	8.5 month period ended January 14, 2000	1.5 month period ended February 29, 2000	Year ended February 28, 2001	Year ended February 28, 2002	Year ended February 28, 2003	Year ended February 29, 2004
US GAAP
Net income (loss) (in millions of SEK)	(5)	(29)	(260)	(269)	(301)	(334)
Number of shares (in millions)	0.16	0.005	0.005	0.005	0.005	0.005

Net income (loss) per share (SEK)	(33)	(5,828)	(51,920)	(53,728)	(60,180)	(66,895)

(1)
Swedish GAAP net loss amounts for the years ended February 28, 2002 and 2001 have been restated to give retroactive effect of a change in accounting policy under Swedish GAAP. See Note 1 to the consolidated financial statements included elsewhere in this annual report on Form 20-F for a description of the change in accounting policy and the related effects. The change in accounting policy for Swedish GAAP had no impact on the results of operations of financial position of Concordia under U.S. GAAP.

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  Exhibit 6 Statement re computation of per share earnings